UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 16, 2016

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Incoming Subsidiary

Experience Art and Design is looking to close next week on the other non-dry cleaning company it has previously announced it is looking to bring in as a subsidiary. The incoming company will help boost shareholder value as well as EXAD’s balance sheet while Metropolitan Dry Cleaners matures.  The new subsidiary has several million dollars in liquid assets, as well as consistent quarterly revenue. The completion of this action will allow EXAD to progress its corporate agenda at a faster pace without diluting shareholders. Upon closing EXAD will finally seek to change its name and ticker symbol.

British Columbia Securities Commission Cease Trade Order

Experience Art and Design has been working with the British Columbia Securities Commission “BCSC” to understand and seek a pathway to resolve the Cease Trade Order “CTO” that was placed on the Company by the Canadian regulatory authorities in 2014. Once the CTO in Canada is lifted, Management understands Canadian investors will once again be able to invest and trade in EXAD should they so desire.

EXAD’s understanding as a result of its work with the BCSC is that the CTO placed in 2014was instituted as a result of actions from two prior managements ago who were Canadian residents. EXAD as a corporation has always been registered and headquartered in the United States. The fact that Canadian residents were involved in the Company’s Management triggered a filing requirement which was subsequently not satisfied, and led to the CTO coming into effect.

DTC eligibility

Experience Art and Design has never been part of the DTC system, and thus some brokerages do not permit investing in EXAD. EXAD been in contact with counsel who can get the necessary DTCC Form filed for the Company so it can enter the DTC system for the first time.

Market liquidity

EXAD believes a combination of the CTO being lifted and the stock entering the DTC system will add additional market liquidity potential by allowing Canadian citizens and non-Canadian investors who use brokerages such as TD Ameritrade to invest in EXAD should they so desire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: December 16, 2016	/s/Derrick Lefcoe
Derrick Lefcoe
Chief Executive Officer